EXHIBIT 14(a)(1)(i)

FIRST UNION NATIONAL BANK
NC 1075
Structured Products Servicing
201 South College Street
Charlotte Plaza - Floor 23
Charlotte, NC 28288-1075

                              OFFICER'S CERTIFICATE

      Reference is hereby made to that certain Pooling and Servicing Agreement dated as of May 1, 1997 by and among First Union Commercial Mortgage Securities, Inc. as Depositor, First Union National Bank as Master Servicer (the "Master Servicer"), CRIIMI MAE Services Limited Partnership as Special Servicer, and State Street Bank and Trust Company as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 1997-C1 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

      Pursuant to Section 3.13 of this Agreement, Timothy S. Ryan and Timothy E. Steward, Vice Presidents of the Master Servicer, do hereby certify that:

      1. A review of the activities of the Master Servicer during the period from January 1, 1998 through December 31, 1998 and of performance under the Agreement during such period has been made under our supervision; and

      2. To the best of our knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement in all material respects throughout the period January 1, 1998 through December 31, 1998; and

      3. The Master Servicer has received no notice regarding qualification, or challenging the status of any portion of the Trust Fund as a REMIC from the Internal Revenue Service or any other governmental agency or body.

      IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 26th day of March, 1999.


      /s/ Timothy S. Ryan                     /s/ Timothy E. Steward
      -------------------------------         ----------------------------------
      Timothy S. Ryan, Vice President         Timothy E. Steward, Vice President
      First Union National Bank               First Union National Bank